UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 8, 2016 (January 6, 2016)

DGSE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15850 Dallas Parkway, Suite 140
Dallas, Texas 75248
(Address of Principal Executive Offices) (Zip Code)

(972) 587-4049
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 6, 2016, the Board of Directors (the “Board”) of DGSE Companies, Inc. (“DGSE”) elected Michael J. Noel as a member of the Board effective immediately. Mr. Noel was appointed by the Board to serve on the Compliance, Governance and Nominating Committee, the Compensation Committee and the Audit Committee. The Board also determined that Mr. Noel is an “independent director” for purposes of NYSE MKT and Securities and Exchange Commission (“SEC”) rules and meets the other requirements of the NYSE MKT and the SEC for purposes of serving on the Compliance, Governance and Nominating Committee, the Compensation Committee and the Audit Committee.

Mr. Noel is currently the Chief Investment Officer and Chief Operations Officer of Taylor Stephens, Inc., a Dallas based investment advisory firm offering discretionary portfolio management services, of which Mr. Noel and another partner each acquired fifty percent ownership in 2013. Prior to 2013, Mr. Noel was one of the cofounders of Braymen, Lambert & Noel Securities (“BLNS”), an investment advisory and brokerage firm that specialized in fixed income securities. At the end of 2015, Wells Nelson & Associates (“Wells Nelson”) acquired the fixed income brokerage business of BLNS. Mr. Noel now manages the Texas fixed income sales and trading operations for Wells Nelson.

There is no arrangement or understanding pursuant to which Mr. Noel was selected as a director of DGSE and there are no family relationships between Mr. Noel and the other directors or executive officers of the Company. Since the beginning of DGSE’s last fiscal year, Mr. Noel has not had any transactions or currently proposed transactions in which Mr. Noel was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DGSE COMPANIES, INC.

Date: January 8, 2016	By:	/s/ MATTHEW M. PEAKES
		Name:	Matthew M. Peakes
		Title:	Chief Executive Officer